UNITED  STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 2, 2017

PACIFICORP HOLDINGS, LTD.
(Exact name of registrant as specified in its charter)

Nevada	47-2055848
(State of incorporation)	(I.R.S. Employer Identification No.)

1375 Lake City Way NE, Seattle WA, 98125
(Address of principal executive offices)

Registrant's telephone number including area code: 1-800-929-3293

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation  of the registrant  under  any  of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - CORPORATE GOVERANCE AND MANAGEMENT

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Officers and Directors

On May 2, 2017, Mr. Jason Sakowski was appointed as a member of the board of directors. Additionally, Mr. Sakowski was appointed President, CEO, Secretary and Treasurer of the Corporation.

Resignation of Officers and Directors

On May 2, 2017 Mr. Lawrence Stephenson tendered his resignation as an officer and director of the Corporation.

The Corporation has accepted the above mentioned resignation with corresponding minutes, and requisite director's resolutions, a copy of which remains in the minute book of the Corporation.

Additionally, there have been no conflicts with the Corporation or other board members during Mr. Stephenson's tenure as an officer and director and his resignation was a result of conflicting schedules and personal reasons.

Biographical Information

Mr. Jason Sakowski is President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Treasurer, Secretary, Director of Global Karaoke Network, Inc. Mr. Sakowski has executive management experience in the music industry. He began his career working with up and coming rock bands such as Nickelback, Jar and Noise Therapy. He became well known in the North American and international touring circuit over the next decade, hitting the road with such platinum and multi-platinum selling artists as Nickelback, Theory Of A Deadman, Three Days Grace, All American Rejects, and Hoobastank. In the process, he gained considerable experience and knowledge about breaking and developing bands from the beginning stages to global success. Mr. Sakowski served as the Production Manager for Hoobastank from January 2005 through October of 2010. In November of 2007, he founded his own management company called 38 Entertainment, Inc. and he currently serves as its President. In December of 2010 Mr. Sakowski became President of Arsenic Records, a full service record/management company based in Nashville, Tennessee. Currently, he is working on various projects with Chris Henderson of 3 Doors Down and world-renowned producer/engineer, Kevin Churko, along with record producer Toby Wright.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned,  hereunto  duly authorized.

        By:/s/Wan Soo Lee
        Wan Soo Lee
         Director